Exhibit 5.1
599 Lexington Avenue
New York, NY 10022-6069
+1.212.848.4000

January 19, 2021
Qualtrics International Inc.
333 West River Park Drive
Provo, Utah 84604
Qualtrics International Inc.
Ladies and Gentlemen:
We have acted as counsel to Qualtrics International Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-1 (Registration No. 333-251767) filed with the Securities and Exchange Commission (the “Commission”) on December 28, 2020, and each amendment thereto (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of shares of the Company’s Class A Common Stock, par value $0.0001 per share (the “Shares”, which term shall include any additional shares of the Company’s Class A Common Stock registered in reliance on Securities Act Rule 462(b)), to be sold pursuant to an underwriting agreement to be entered into by and among the Company, Qualtrics LLC, a Delaware limited liability company, SAP SE, a European company incorporated under the laws of the European Union and the Federal Republic of Germany (“SAP”), and the underwriters named therein (the “Underwriting Agreement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. The offering of the Shares will be as set forth in the prospectus forming part of the Registration Statement (the “Prospectus”).

In that connection, we have reviewed originals or copies of the following documents:

(a)The Registration Statement.
(b)The Prospectus.
(c)The Amended and Restated Certificate of Incorporation of the Company, which is included as Exhibit 3.1 to the Registration Statement.
(d)The Amended and Restated Bylaws of the Company, which is included as Exhibit 3.2 to the Registration Statement.
(e)The Underwriting Agreement, a form of which is included as Exhibit 1.1 to the Registration Statement.
(f)The originals or copies of such other corporate records of the Company and SAP, certificates of public officials and officers of the Company and SAP and such
SHEARMAN.COM
Shearman & Sterling LLP is a limited liability partnership organized in the United States under the laws of the state of Delaware, which laws limit the personal liability of partners.

other documents and instruments as we have deemed necessary as a basis for the opinions expressed below.
For the purposes of this opinion letter, we have assumed:
(a)The genuineness of all signatures.
(b)The authenticity of the originals of the documents submitted to us.
(c)The conformity to authentic originals of any documents submitted to us as copies.
(d)As to matters of fact, the truthfulness of the representations made in certificates of public officials and officers of the Company and SAP.
We have not independently established the validity of the foregoing assumptions.
Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Underwriting Agreement, will be validly issued, fully paid and non-assessable.
Our opinion set forth above is limited to the General Corporation Law of the State of Delaware and we do not express any opinion herein concerning any other law.
This opinion letter is provided solely in connection with the offering of the Shares pursuant to the Registration Statement and is not to be relied upon for any other purpose.
We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name therein and in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Shearman & Sterling LLP

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